PRESS RELEASE

October 4, 2004                                               W. H. Hardman, Jr.
Greenville, South Carolina                                    (864) 255-4100

                    DELTA WOODSIDE INDUSTRIES, INC. ANNOUNCES
                   FOURTH QUARTER AND FISCAL YEAR 2004 RESULTS

         Delta Woodside Industries, Inc. (OTC-BB-DLWI) reported net sales of $45.4 million for the 14 week quarter ended July 3, 2004, a decrease of 6.8% when compared to net sales of $48.7 million for the 13 week quarter ended June 28, 2003. The decrease from the prior year quarter was the result of a 15.8% reduction in unit sales partially offset by a 10.1% increase in average sales price. For the 53 week year ended July 3, 2004, the Company reported net sales of $174.4 million as compared to net sales of $177.2 million for the previous 52 week year ended June 28, 2003. The decrease was the result of a 5.0% decline in unit sales partially offset by 3.6% increase in average sales price. Unit sales declined in both the quarter and year periods primarily as a result of weaker retail sales partially offset by improved demand for military fabrics. Product mix changes accounted for the increases in average sales price.

         The Company reported gross profit of $1.3 million for the quarter ended July 3, 2004 compared to gross profit of $4.9 million in the prior year quarter. This decrease was the result of reduced absorption of manufacturing costs due to reduced plant operating schedules and deteriorating margins on commodity products due to continued pressure from imports coupled with over capacity of domestic textile production, partially offset by an improved product mix. For the year ended July 3, 2004 the Company reported gross profit of $8.0 million compared to gross profit of $17.0 million for the year ended June 28, 2003. This decrease for the year resulted principally from unabsorbed manufacturing costs associated with reduced plant operating schedules brought on by reduced customer demand.

         Selling general and administrative expenses were $3.1 million for the quarter ended July 3, 2004 compared to $2.9 million in the prior year quarter. This increase was primarily due to the extra week of expenses in the current year 14 week quarter. Selling general and administrative expenses were $11.8 million for the year ended July 3, 2004 compared to $11.4 million for the prior year. This increase was primarily due to the extra week of expenses in the current year coupled with increased credit insurance costs associated with increased sales to customers based in the Caribbean.

         The Company reported an operating loss of $2.6 million for the quarter ended July 3, 2004 compared to an operating profit of $2.0 million in the prior year quarter. For the year ended July 3, 2004, the Company reported an operating loss of $3.9 million compared to an operating profit of $5.8 million for the preceding year ended June 28, 2003. The decreases in operating profit were primarily the result of declines in gross profit as discussed above coupled with an impairment charge associated with the Company's Furman plant discussed below.

         Interest expense was $1.2 million for the quarter ended July 3, 2004 compared to $1.2 million in the prior year quarter. Interest expense was $4.8 million for the year ended July 3, 2004 compared to $5.3 million for the prior year. At July 3, 2004, the Company's subsidiary Delta Mills, Inc. was in compliance with the covenants under its revolving credit facility, as amended, and with the covenants of its senior notes indenture dated August 25, 1997. Delta Mills, Inc. has made the September 1, 2004 semi-annual interest payment required by the senior notes indenture. At July 3, 2004, the Company had unused availability under its revolving credit facility of $12.6 million. Subsequent to July 3, 2004, the Company entered into further amendments to its revolving credit facility pursuant to which the maximum availability was reduced to $38 million and the maximum leverage ratio and fixed charge coverage ratio covenants were replaced with a minimum EBITDA covenant. The new covenant sets required minimum EBITDA levels for each quarter end of fiscal 2005 and provides that it will constitute an event of default if the Company and its lender fail to agree by the end of fiscal year 2005 to minimum EBITDA levels for the remainder of the term of the revolving credit facility. This amendment would not have changed the unused availability under the revolving credit facility as of July 3, 2004.

         The Company reported a net loss of $2.9 million or $0.48 per diluted common share for the quarter ended July 3, 2004 compared to a net loss of $5.2 million or $0.89 per diluted common share for the prior year quarter. The net loss in the current year quarter includes a tax benefit of $1.0 million related to a reduction in tax reserves. The net loss in the prior year quarter includes tax expense of $8.4 million and a gain on extinguishments of debt of $2.3 million. For the year ended July 3, 2004, the Company reported a net loss of $7.7 million or $1.30 per diluted common share, compared to a net loss of $4.6 million or $0.79 per diluted common share, for the year ended June 28, 2003. The net loss in the year ended July 3, 2004 includes a tax benefit of $1.0 million related to a reduction in tax reserves. The net loss in the prior year includes tax expense of $8.8 million and a gain on extinguishments of debt of $3.6 million.

         In August of 2004, the Company entered into a contract to sell its Furman Plant. Although the prospective purchaser has terminated this contract, the Company has lowered its offering price for the property to reflect the price in the contract. This change required the Company to record an impairment charge associated with this asset of approximately $847,000 for fiscal 2004.

         W. F. Garrett, President and CEO commented: "The disappointing results for fiscal year 2004 certainly reinforced the need to start an initiative to correct our short term issues and solve our long term problems in order to meet the challenges of the Textile Industry in the years to come. To that end, our management team is developing a comprehensive realignment plan that would streamline the Company's operations and provide for significant reductions in costs. Management expects these moves, which are subject to approval by the Company's board of directors, to maintain the support of the Company's revolving credit lender and allow the Company to continue meeting its financial obligations with a well-defined plan to return to profitability in the future. Details of the Company's realignment plan will be forthcoming in the near future."

         The preceding discussion contains certain "forward-looking statements". These are based on the Company's expectations and are necessarily dependent upon assumptions, estimates and data that the Company believes are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. These risks and uncertainties include, among others, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States and international trade regulations, including without limitation the expected end of quotas on textile and apparel products among World Trade Organization (WTO) member states in 2005, and the discovery of unknown conditions (such as with respect to environmental matters and similar items). Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized.

         The Company does not undertake to publicly update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

         Delta Woodside Industries, Inc., headquartered in Greenville, South Carolina, manufactures and sells textile products for the apparel industry. The Company, which employs approximately 1,500 people, operates five plants located in South Carolina.
                                       ###


CONSOLIDATED BALANCE SHEETS (UNAUDITED)
Delta Woodside Industries Inc.
(In Thousands)
                                                     July 3, 2004       June 28, 2003
                                                   -----------------    -------------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents                                   $ 746            $ 781
  Accounts receivable:
     Factor and other                                        38,613           44,628
     Less allowances for returns                                 20              180
                                                   -----------------    -------------
                                                             38,593           44,448
  Inventories
     Finished goods                                           6,613            7,711
     Work in process                                         18,877           25,765
     Raw materials and supplies                               6,889           10,659
                                                   -----------------    -------------
                                                             32,379           44,135

  Deferred income taxes                                         634              955
  Other assets                                                  333              519
                                                   -----------------    -------------
                    TOTAL CURRENT ASSETS                     72,685           90,838

ASSETS HELD FOR SALE                                          2,495            3,948

PROPERTY, PLANT AND EQUIPMENT, at cost                      163,032          157,400
     Less accumulated depreciation                           99,907           90,619
                                                   -----------------    -------------
                                                             63,125           66,781

DEFERRED LOAN COSTS AND OTHER ASSETS                            372              503

                                                   -----------------    -------------
                                                          $ 138,677        $ 162,070
                                                   =================    =============

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Trade accounts payable                                  $   7,927         $ 14,217
  Revolver                                                   21,388           24,856
  Accrued employee compensation                               3,179            1,414
  Accrued and sundry liabilities                              7,959           10,303
                                                   -----------------    -------------
                    TOTAL CURRENT LIABILITIES                40,453           50,790
LONG-TERM DEBT                                               31,941           31,941
DEFERRED COMPENSATION                                         2,338            7,578
NON-CURRENT DEFERRED INCOME TAXES                               634              955
SHAREHOLDERS' EQUITY
  Common Stock -- par value $.01 a share -- authorized
50,000,000 shares, issued and outstanding 5,998,000 shares
at July 03, 2004 and 5,862,000 at June 28, 2003                  59               59

  Additional paid-in capital                                 87,038           86,869
  Accumulated deficit                                       (23,786)         (16,122)
                                                   -----------------    -------------
                                                             63,311           70,806
COMMITMENTS AND CONTINGENCIES
                                                   -----------------    -------------
                                                          $ 138,677        $ 162,070
                                                   =================    =============

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
Delta Woodside Industries Inc.
(In Thousands, except per share data)


                                                    3 Mths Ended      3 Mths Ended     12 Mths Ended     12 Mths Ended
                                                      July 03,          June 28,          July 03,         June 28,
                                                        2004              2003              2004             2003
                                                   ---------------- ----------------- ----------------- ----------------

Net sales                                                 $ 45,358          $ 48,672         $ 174,358        $ 177,193

Cost of goods sold                                          44,024            43,783           166,314          160,234
                                                   ---------------- ----------------- ----------------- ----------------
Gross profit                                                 1,334             4,889             8,044           16,959
Selling, general and administrative expenses                 3,132             2,940            11,845           11,370
Impairment and restructuring charges                           847                                 847              398
Other income                                                    31                46               760              582
                                                   ---------------- ----------------- ----------------- ----------------
  OPERATING PROFIT (LOSS)                                   (2,614)            1,995            (3,888)           5,773
Other (expense) income:
  Interest expense                                          (1,244)           (1,178)           (4,784)          (5,275)
  Gain on extinguishment of debt                                               2,340                              3,643
                                                   ---------------- ----------------- ----------------- ----------------
                                                            (1,244)            1,162            (4,784)          (1,632)
                                                   ---------------- ----------------- ----------------- ----------------

 INCOME (LOSS) BEFORE
     INCOME TAXES                                           (3,858)            3,157            (8,672)           4,141
Income tax expense (benefit)                                (1,008)            8,388            (1,008)           8,757
                                                   ---------------- ----------------- ----------------- ----------------

NET LOSS                                                  $ (2,850)         $ (5,231)         $ (7,664)        $ (4,616)
                                                   ================ ================= ================= ================

Basic and diluted loss per share                           $ (0.48)          $ (0.89)          $ (1.30)         $ (0.79)
                                                   ================ ================= ================= ================

Weighted average shares outstanding                          5,893             5,862             5,893            5,862
                                                   ================ ================= ================= ================



CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
Delta Woodside Industries Inc.
(In Thousands)
                                                     12 Mths Ended                 12 Mths Ended
                                                      July 3, 2004                 June 28, 2003
                                                 -----------------------      ------------------------

OPERATING ACTIVITIES
  Net loss                                                     $ (7,664)                     $ (4,616)
  Adjustments to reconcile net loss to net
     cash provided by operating activities:
     Depreciation                                                 8,830                         8,979
     Amortization                                                   112                           135
     Gain on early retirement of debt                                                          (3,643)
     Provision for impairment and restructuring                     847                           398
     Gains on disposition of property
        and equipment                                              (253)                         (433)
     Change in deferred income taxes                                                            8,394
     Deferred compensation                                       (2,920)                          297
     Changes in operating assets and liabilities                  8,792                        (4,988)
                                                 -----------------------      ------------------------

           NET CASH PROVIDED BY
                    OPERATING ACTIVITIES                          7,744                         4,523
                                                 -----------------------      ------------------------

INVESTING ACTIVITIES
  Property, plant and equipment:
     Purchases                                                   (5,146)                       (6,442)
     Proceeds of dispositions                                       861                           807
                                                 -----------------------      ------------------------
           NET CASH USED IN
                    INVESTING ACTIVITIES                         (4,285)                       (5,635)
                                                 -----------------------      ------------------------


FINANCING ACTIVITIES
  Proceeds from revolving lines of credit                       176,501                       195,461
  Repayments on revolving lines of credit                      (179,969)                     (181,970)
  Repurchase and retirement of long term debt                                                 (11,888)
  Repurchase common stock                                           (26)                          (24)
                                                 -----------------------      ------------------------
           NET CASH PROVIDED BY (USED IN)
                    FINANCING ACTIVITIES                         (3,494)                        1,579
                                                 -----------------------      ------------------------

INCREASE (DECREASE) IN CASH
                    AND CASH EQUIVALENTS                            (35)                          467


Cash and cash equivalents at beginning of period                    781                           314
                                                 -----------------------      ------------------------

             CASH AND CASH EQUIVALENTS
                      AT END OF PERIOD                            $ 746                         $ 781
                                                 =======================      ========================